Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1) of US-TIANXIA Software Technology International Inc. of our report dated March 26, 2012, with respect to the balance sheet as of December 31, 2011 and 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the year ended December 31, 2011, for the period from inception on October 22, 2010 to December 31, 2010, and for the period from inception on October 22, 2010 to December 31, 2011 to be included in this Registration Statement.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

June 15, 2012
Date